Exhibit 99.1

56 Prospect St., Hartford, Connecticut 06103-2818 800 Boylston St., Boston, Massachusetts 02199

News Release

Eversource Energy Announces Leadership Changes

Chris Carmody Retiring as Executive Vice President, Human Resources and Information Technology

Susan Sgroi Elected Executive Vice President, Human Resources and Information Technology

BOSTON, Mass. and HARTFORD, Conn. (Dec. 11, 2023) – Eversource Energy (NYSE: ES) today announced that Chris Carmody is retiring as Executive Vice President of Human Resources and Information Technology and Susan Sgroi has been elected as her successor, effective January 8, 2024. Carmody has been with Eversource and its predecessor companies for 27 years. She has served in her current role since 2016 and prior to that was the Senior Vice President of Human Resources for 15 years. Chris will continue to serve the company as a non-executive Senior Advisor into 2024.

“I’d like to thank Chris for her dedicated service and outstanding contributions to Eversource over the years, and her leadership in Human Resources and Information Technology over her 27-year career,” said Joe Nolan, Eversource’s Chairman, President, and Chief Executive Officer. “Chris has been a key partner to our leadership team and critical to many important initiatives that have helped drive performance and growth and position Eversource as an employer of choice. She has been an active leader in key efforts such as merger integrations, engagement, culture, and diversity and inclusion initiatives, technology plans and implementations, and an advocate of positive labor-management relationships. I am pleased that she will remain as Senior Advisor into 2024 to provide important guidance to the company on key issues in the coming year.”

Sue Sgroi comes to Eversource from Blue Cross and Blue Shield of Massachusetts where she has been the Executive Vice President and Chief Human Resources Officer since 2015. Prior to that, Sue served as the Executive Vice President of Human Resources for Fidelity Investment’s Asset Management Company for nine years, and before that she was Executive Vice President of Human Resources for Citizens Bank Financial Group for six years.

Sgroi’s experience includes business transformation, mergers and acquisitions, technology, organizational effectiveness, compensation and benefits, diversity, equity and inclusion, labor relations, culture change, talent management, and leadership succession across multiple businesses and geographies. She has a proven track record of aligning strategic and business objectives with organizational and workforce strategies.

“I’m pleased to have Sue Sgroi join our extraordinary leadership team,” added Nolan. “Her breadth of experience and strong leadership skills make her an ideal person to assume the company’s top HR and IT role going forward.”

Sue holds a master’s degree in organizational development from American University and a bachelor’s degree in psychology from Bowdoin College. Sue serves on the Boards of Directors of Everett Bank and St. Francis House, the largest day shelter for the homeless in Boston.

Sgroi added, “I am honored and grateful to assume leadership of Eversource’s Human Resources & Information Technology organization and look forward to collaborating with the team to maintain the strong performance of the company going forward.”

Eversource (NYSE: ES), celebrated as a national leader for its corporate citizenship, is the #1 energy company in Newsweek’s list of America’s Most Responsible Companies for 2023 and recognized as one of America’s Most JUST Companies. Eversource transmits and delivers electricity and natural gas and supplies water to approximately 4.4 million customers in Connecticut, Massachusetts and New Hampshire. The #1 energy efficiency provider in the nation, Eversource harnesses the commitment of approximately 9,900 employees across three states to build a single, united company around the mission of safely delivering reliable energy and water with superior customer service. The company is empowering a clean energy future in the Northeast, with nationally recognized energy efficiency solutions and successful programs to integrate new clean energy resources like solar, offshore wind, electric vehicles and battery storage, into the electric system. For more information, please visit eversource.com, and follow us on X, Facebook, Instagram, and LinkedIn. For more information on our water services, visit aquarionwater.com.

CONTACT:

Caroline Pretyman

617-424-2460

caroline.pretyman@eversource.com

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